Exhibit 99.5

CONSENT OF PATRICK MAN SHUN WONG

Agencia Comercial Spirits Ltd (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Director Nominee.

Dated:	July 22, 2025

By:	/s/ Patrick Man Shun Wong
Patrick Man Shun Wong